Exhibit 10.13

MASTER DEVELOPMENT/VALIDATION SERVICES

AND CLINICAL/LAUNCH SUPPLY AGREEMENT

This MASTER DEVELOPMENT/VALIDATION SERVICES AND CLINICAL/LAUNCH SUPPLY AGREEMENT (“MDA”) is made this 8th day of May, 2018 (“Effective Date”), by and among Patheon Austria GmbH & Co KG, with its principal offices at St. Peter Strasse 25, 4021 Linz, Austria (“Patheon”) and Tricida, Inc., a Delaware corporation, with its principal executive offices located at 7000 Shoreline Court, Suite 201, South San Francisco, CA 94080 (“Customer” or “Tricida”). For purposes of this MDA, each of Patheon and Tricida may be referred to herein as a “Party” or collectively as the “Parties”.

WHEREAS, Tricida desires to engage Patheon, on a project basis, for certain drug development activities in connection with TRC101 Drug Substance (“Product(s)”) which may include but are not limited to manufacturing supply in connection with clinical trials, process development, scale up, quality projects and launch; and

WHEREAS, Patheon has agreed to perform these services under the terms and conditions of this MDA.

NOW, THEREFORE, the Parties, intending to be legally bound and in consideration of the mutual covenants and agreements contained in this MDA, agree as follows:

1. Definitions. Capitalized terms shall have the meaning set out in this MDA (including any SOW) and the following capitalized terms as used in this MDA shall have the meanings set forth in this Article:

1.1 “Affiliate(s)” means any corporation, firm, partnership or other entity that controls, is controlled by or is under common control with a party. For purposes of this definition, “control” shall mean the ownership of at least fifty percent (50%) of such voting stock or any other comparable equity or ownership interest entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a party controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence; provided that such foreign investor has the power to direct the management and policies of such entity.

1.2 “API” means the active pharmaceutical ingredient having the Chemical Abstract Service (CAS) Registry name [***].

1.3 “Applicable Law” means (i) all applicable laws, regulations and standards of the United States of America, the European Union, the United Kingdom and such other countries as listed in the applicable SOW for the respective Services or any aspect thereof and the obligations of Patheon or Tricida,

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as the context requires, under this MDA, including without limitation environmental, occupational health and safety, the FDA current Good Manufacturing Practices (“cGMP”), as set forth in the Title 21 of the United States Code of Federal Regulations as such regulations and guidelines may be revised from time to time in accordance with cGMP and similar laws of the European Union, the United Kingdom and such other countries as are listed in the applicable SOW or in an appendix to this MDA, and (ii) to the extent that any Services will be performed in a foreign jurisdiction identified in a SOW, all applicable laws, rules and regulations of such foreign jurisdiction relating to Patheon’s or Tricida’s obligations in connection therewith.

1.4 “Background IP” means all Intellectual Property owned or controlled by a Party as of the Effective Date of the MDA, or later generated, acquired or developed by a Party outside the scope of the MDA.

1.5 “DEA” means the United States Drug Enforcement Agency.

1.6 “Facility” means Patheon’s FDA inspected Linz facility in Austria or any approved facility set out in a SOW or in the Quality Agreement.

1.7 “Field” means pharmaceutical compositions for treating metabolic acidosis.

1.8 “FDA” means the United States Food and Drug Administration.

1.9 “FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended or supplemented from time to time.

1.10 “Force Majeure” means any events or conditions that are not reasonably within the control of either Party, including but not limited to: acts of state or governmental action (including regional or national emergency), orders, legislation, regulations, restrictions, priorities or rationing, riots, disturbance, terrorist threats or acts, war (declared or undeclared), strikes, lockouts, slowdowns, prolonged shortage of energy supplies, interruption of transportation, embargo (inability to procure or shortage of supply materials, equipment or production facilities), delay of subcontractors or vendors, fire, acts of God, earthquake, flood, hurricane, typhoon, explosion and accident.

1.11 “Intellectual Property” or “IP” means know-how and trade secrets; all inventions (whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent applications, together with all reissuances, divisions, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith; trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith; all other proprietary rights (including proprietary information); and all copies and tangible embodiments thereof (in whatever form or medium).

1.12 “Project Plan” means a written plan developed and executed by the Parties for the applicable Services under an applicable SOW.

1.13 “Quality Agreement” means the Quality Agreement for TRC101 between Tricida and DPx Fine Chemicals Austria GmbH & Co KG, dated 11 November 2016, as amended, which is deemed attached hereto and incorporated herein, without the need for further amendment of this MDA. Provided

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proposed changes in the Quality Agreement are consistent with industry standards, Patheon will not unreasonably withhold or delay its consent to execute amendments to the Quality Agreement as are reasonably requested, from time to time by Tricida. In the event that the proposed changes would result in changes that result in additional direct costs, the reasonable direct costs arising in connection with the implementation of proposed changes will be borne by Tricida. Patheon will use commercially reasonable efforts to provide an estimate of such costs prior to implementation.

1.14 “Results” means the product or other deliverables made pursuant to the MDA, including the Products, the processes and documentation resulting from the Services (exclusive of financial information or financial records of Patheon), and all Intellectual Property rights conceived, developed, generated, and/or acquired under or in connection with the performance of the Services by Patheon. Results shall include, without limitation, any and all Severable Improvements. The Parties agree that the Results shall however not include any financial information or financial records of Patheon. For the purpose of clarity, the Parties agree that the products and other deliverables made under the scope of the K1 Contract, K2 Contract, K3 Contract, and K4 Contract (each as defined below) shall be deemed to be Results from the Services under this MDA.

1.15 “Severable Improvements” means such improvements and enhancements to the processes, whether patentable or not, (i) generated by or on behalf of Patheon, alone or jointly with Tricida, (ii) during the course of the Services, (iii) that are not specially adapted to the manufacture of API, an API intermediate, a product containing API, or a polymer having the capability to [***], and (iv) can be used outside the Field. For the purposes of this definition, the services performed under obligations under the K1 Contract, K2 Contract, K3 Contract, and K4 Contract shall be deemed to be during the course of the Services for purposes of this definition and this MDA.

1.16 “Statement of Work” or “SOW” means the agreement for specific Services signed by the Parties as further described in Section 2. Notwithstanding any incorporation of terms from Patheon quotations, the Parties agree that any standard terms and conditions found in such quotations are void and of no force and effect.

2. Description of Work.

2.1 Services. This MDA sets forth the agreement between the Parties with respect to services to be performed on a project basis for certain drug development activities in connection with the Product, which may include but are not limited to manufacturing supply in connection with clinical trials and initial launch supply through 2020 as set out in Section 2.2 below, process development, scale up and quality projects to be performed by Patheon as further set out in a Statement of Work (collectively, the “Services”). This MDA shall set out the process to allow the Parties to contract for multiple projects through the issuance of different Statements of Work for the Services, without renegotiating the basic terms and conditions which are to be applicable to all projects, unless otherwise agreed in a signed writing. It is the intention of the Parties that the following Services shall not be considered within the scope of this MDA and shall require the Parties to enter into separate agreements: commercial production from 2021 onwards, isolation or targeted synthesis of impurities, forced degradation studies; preparation of analytical reference standards and long-term storage and costs for special packaging and transportation.

2.2 Process – Statement of Work. Each SOW shall be separately priced. Unless otherwise agreed by the Parties in the SOW, development related activities shall be determined on a milestone basis rather than an hourly basis. Each SOW shall, at a minimum, (i) address the topics found in and be similar in

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form to the template SOW attached hereto as Exhibit A, (ii) specify the specific Services to be provided, quantities and delivery dates, testing criteria and process, project activities, any minimum output, late fees, if any, and the terms of compensation for each Service, and (iii) set forth the process and timeline for the development of an applicable Project Plan or attach the Project Plan for such SOW if already agreed upon. In addition, if the SOW involves the purchase of Products, the requirements for the applicable Products, including any Intermediates, shall be set forth in the SOW (collectively, the “Specifications”). Upon execution, each SOW (which shall be numbered sequentially starting with the number 5) shall be incorporated into this MDA and deemed attached hereto and incorporated herein. In the event of any inconsistencies or conflicts between the terms in the body of this MDA and any Exhibits attached hereto, including the Quality Agreement and any executed SOW, unless otherwise provided in this MDA, the terms set forth in the body of this MDA shall control to the extent that such other terms cannot otherwise be harmonized; provided, however that with respect to any quality matters, the terms in the Quality Agreement shall control over all documents, including the terms in the body of this MDA. The terms of the SOW shall control over the terms in the body of this MDA only (a) when the terms in the body of this MDA provide that to be the case or (b) when the SOW makes references to specific sections of the MDA or any of its attachments and also expressly provides that the Parties are explicitly agreeing that the terms in the SOW are to control over such other terms. As between the terms set forth in the Quality Agreement and any other Exhibit or SOW, the Quality Agreement shall control for all quality matters and the terms of any SOW shall otherwise control over any Exhibit or other document and the Exhibits shall control over any other document to the extent that such terms cannot be otherwise harmonized. Both Parties expressly reject any additional or different terms, including terms and conditions which appear in any quotations, shipping document, invoice, purchase order, acknowledgement or other document provided by the other Party unless expressly provided otherwise in this MDA.

2.3 Order Process for Products. In the event the Parties enter into a SOW for the manufacture of Products, from time to time, for administrative or accounting purposes, Tricida may, but is not required, in connection with such SOW to provide Patheon with an order setting out the volume of Product(s) ordered, agreed upon pricing, required delivery dates, and any other specific instructions that may be agreed in advance between the Parties (each an “Order”). Except as set out in Section 4 below no other orders are authorized under this MDA. All purchases of Products shall be on a non-exclusive basis. It is the intention of the Parties that terms of commercial manufacturing beyond 2020 shall be the subject of a separately negotiated commercial manufacturing and supply agreement. Except as set out in Section 4 below, no change to any SOW or Order is binding unless agreed to in writing by both parties (including but not limited to email). Unless otherwise set forth in the applicable SOW or Order, shipping terms for Product shall be FCA Linz (Incoterms® 2010) and risk of loss and title shall pass in accordance with delivery pursuant to the shipping terms.

2.4 Amendments; Amendments to SOWs. Neither Party shall be bound by any amendments unless mutually agreed upon in a signed writing in accordance with Section 19.7 and the additional requirement that any changes to an executed SOW, this MDA, or any document incorporated or referenced herein, will be effective only upon execution by both Parties of a written amendment specifically referencing the applicable document to be amended and that the amended language is specifically to amend the prior terms.

2.5 Process Change. Notwithstanding the preceding Section 2.4, any changes to materials, equipment, release testing, any significant manufacturing changes or other aspects of Services addressed in the Quality Agreement (each a “Process Change”) will be subject to a mutually agreeable formal process for joint review and approval set out in the Quality Agreement without the need to amend this MDA or any

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SOW. The Parties acknowledge and agree that Tricida retains the right to change the Specifications for Products at all times. Patheon will use commercially reasonable efforts to implement such Specification changes, provided that all increases in costs arising in connection with such Specification changes shall be borne by Tricida and any decreases in costs arising in connection with such Specification changes shall be passed on to Tricida. The Parties agree that any changes in vendors for raw and starting materials shall be made in accordance with an agreed upon procedure, which procedure shall include a process to verify that any new vendor can supply sufficient raw materials in a timely manner which does not alter or change the overall quality of the Products. Tricida shall have the right to withhold its consent to any changes in vendors or materials in its sole discretion.

2.6 Approvals. Tricida shall execute and deliver in a prompt fashion and in any event within two (2) business days all necessary documents, approvals, and information reasonably requested by Patheon, on an as needed basis to perform the Services. The applicable Project Plan shall take into account a reasonable period for Tricida’s response and the Parties may address the impact on Project Plans for delays in the applicable Project Plan or SOW. The Parties shall reasonably cooperate to establish on-line communication channels, subject to appropriate data security and privacy terms and conditions.

2.7 Location; Use of Affiliates and Subcontractors. Unless otherwise agreed in the respective SOW or in the Quality Agreement, the Services will be undertaken at the Facility. Patheon shall not make use of any other locations or Affiliates without the prior written consent of Tricida which shall not be unreasonably withheld or use of any subcontractors, without the prior written consent of Tricida, which may be withheld in its sole discretion.

3. Agreed Manufacturing Campaigns.

3.1 Patheon shall reserve capacity and carry out for Tricida and Tricida shall pay Patheon for the following manufacturing campaigns (collectively, the “Agreed Campaigns”):

(i) a [***] during the calendar year 2018 (“K5”), as specified in more detail in the applicable K5 SOW;

(ii) a [***], during the calendar year 2019, [***] (“[***]” or “K6”), as specified in more detail in the applicable Validation Campaign K6 SOW; and

(iii) a [***] during the calendar year 2020 (“K7”), as specified in more detail in the applicable K7 SOW.

4. Compensation; Payment Terms.

4.1 Rate of Compensation. Tricida shall pay Patheon at the rates specified in the applicable SOW (“Fees”).

4.2 Exclusions from Fees. Any payment due to Patheon under this MDA in consideration for the provision of Services by Patheon to Tricida is exclusive of value added taxes (“VAT”), turnover taxes, sales taxes or similar taxes, including any related interest and penalties (hereinafter all referred to as “Transaction Tax”). If any Transaction Tax is payable on a Service supplied by Patheon to Tricida under this MDA, this Transaction Tax will be added to the invoice amount as a separate line item and will be for the account of (and reimbursable to Patheon by) Tricida.

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4.3 Transaction Tax. If any Transaction Tax on the supplies by Patheon is payable by Tricida under a reverse charge or withholding procedure (i.e., shifting of liability, accounting or payment requirement to recipient of supplies), Tricida will ensure that Patheon will not effectively be held liable for this Transaction Tax by the relevant taxing authorities or other parties.

4.4 Invoices and VAT. Where applicable, Patheon will use commercially reasonable efforts to ensure that its invoices to Tricida are issued in such a way that these invoices meet the requirements for deduction of input VAT by Tricida, if Tricida is permitted by law to do so.

4.5 Transaction Tax Assistance. Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by applicable laws, of Transaction Tax resulting from payments made under this MDA, such recovery to be for the benefit of the Party bearing such Transaction Tax.

4.6 Duties. Tricida will bear the cost of all duties, levies, tariffs and similar charges (and any related interest and penalties) (together “Duties”) however designated, arising from the performance of the Services by Patheon, including (without limitation) those imposed as a result of the shipping of materials (including drug substance, materials, components and finished Product) to, from or between Patheon site(s). If these Duties are incurred by Patheon, then Patheon shall be entitled to invoice Tricida for these Duties at the time that they are incurred. Patheon shall bear and pay all governmental (including federal, state and local) taxes based upon or measured by its net income, its personal property and all franchise taxes based upon its corporate existence, or its general corporate right to transact business. Notwithstanding any contrary terms in this Section 4, in the event of material changes to Applicable Law that are reasonably likely to materially increase the cost of providing the Services, the Parties shall review the potential impact and negotiate in good faith any applicable changes to the Fees.

4.7 Invoices and Payment.

(a) Invoicing. Patheon will promptly invoice Tricida for Services or Key Raw Materials (as listed in the SOW) at the time set out in the SOW or if no invoicing provisions with respect to the Services are provided in the SOW, upon completion of the Services. Unless otherwise set out in the SOW, payment of all undisputed invoiced amounts charged shall be made in the currency specified in the SOW within thirty (30) days following the date Patheon’s proper invoice (issued in USD) is received by Tricida and if no currency is specified in the SOW then in USD.

(b) Exchange Rate. Patheon shall invoice Tricida and Tricida shall pay Patheon in USD for all amounts due hereunder at an agreed USD/€ exchange rate (the “Established Exchange Rate”), which will initially be [***] based upon the rate found at source:www.oanda.com. Fluctuations in the actual exchange rate will only result in price adjustments if the exchange rate moves outside of [***] USD/€ from the Established Exchange Rate (the “Exchange Rate Tolerance”) within which both Parties accept a certain degree of risk. Outside the Exchange Rate Tolerance, both Parties agree that the Fees (minus the cost of all Materials) shall be adjusted from the Established Exchange Rate so that both Parties are equally impacted by such exchange rate change. Data relating to the currency and payments will be reviewed on a quarterly basis and reconciliations will be made by issuing corresponding debit or credit notes (as the case may be) on a quarterly basis based upon the date when funds are received by Patheon. The Established Exchange Rate will be adjusted on the first day of each calendar year if the actual exchange rate, as determined by reference to the average monthly exchange rate as published at Oanda.com, has stayed outside the range covered by the Exchange Rate Tolerance continuously for the last three months of the previous calendar year. At any such time, a new Established Exchange Rate will be set equal to the

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average actual exchange rate for such three-month period. For clarity, the above mentioned price adjustment will not be applicable in connection with the Material cost reimbursement which will always be done based on actual costs at the day of payment by Patheon. Furthermore, the Parties acknowledge that they used a [***] in setting out the fees in the K5 SOW, K6 SOW and K7 SOW and with the setting of the Established Exchange Rate above of [***], the amounts in the K5 SOW should be subject to the currency adjustment in this Section by multiplying (x) [***] by (y) [***] used to set out the Fees (except with respect to the Material cost reimbursement as noted above in this Section).

(c) Right of Set-Off. Without prejudice to any other right or remedy it may have, Tricida reserves the right to set off at any time any uncontested and/or enforceable counter claims and may withhold payment of line items that are the subject of a good faith dispute until such time as the dispute is resolved, provided that Tricida notifies Patheon of the nature of the dispute promptly following receipt of the invoice. For clarity and the avoidance of doubt, Tricida shall promptly pay all line items on an invoice that are not subject to a good faith dispute.

4.8 Pre-Payment of Costs. Notwithstanding Section 4.7 above, the Parties might agree on reimbursement of certain cost or fees identified in the SOW or pre-payment of certain costs or fees identified in the SOW as “Pre-Production Costs” for use in the Services. The timing for payment of such amounts shall be subject to the invoice and payment terms of Section 4.7.

5. Storage Services; Shipping of Product.

5.1 Storage Services. Storage of Product in the ordinary course until release will be addressed in the Quality Agreement. Storage services for Product for the period beyond the agreed delivery date will be subject to a separate agreement between the Parties and the terms for such storage services have to be explicitly addressed in a SOW.

5.2 Preparation of Shipping Authorization. Unless otherwise provided in the SOW, Patheon will prepare shipments of the Product in accordance with a verified shipping authorization (as described below), this MDA and any other applicable shipping instructions, including packaging requirements. Each shipping authorization shall specify the specific materials to be included in the Order, the quantity, and the recipient and site address. Subject to the release requirements of the Quality Agreement, Patheon will use commercially reasonable efforts to prepare shipments of Product in order to meet agreed shipping dates.

5.3 Shipments of Product. Tricida will initiate and arrange for shipment of Product by means of the carrier and/or carrier account number designated by Tricida. Tricida shall provide instructions to Patheon necessary to enable Tricida to ship the Product in accordance with such arrangements, including without limitation any temperature conditions and Patheon shall provide assistance in completing any import or export documentation. Tricida shall be solely responsible for the proper classification and valuation of the Product for the United States, and foreign customs purposes (including without limitation the assignment of the proper commodity codes). Unless otherwise set forth in the applicable SOW, if the Product is to be exported out of Austria, Patheon shall obtain required export or import licenses applicable to the Product. Tricida will reimburse Patheon for actual costs, charges, expenses and import and export duties for delivery and transportation of Product, made in accordance with the terms of this MDA.

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6. Inspection, Warranty.

6.1 Inspection; Remedies. Within a reasonable period after delivery in accordance with the shipping terms and prior to their use in downstream processing (“Incoming Product Inspection Period”) Tricida or its designee may inspect (i) the integrity of the packaging of the Products and (ii) the quantity and the identity of Products received. In the event that Tricida discovers any apparent damages or discrepancy with respect to the Products received (“Non-Conforming Products”), complaints about the Non-Conforming Products shall be promptly made in writing in accordance with the terms of the Quality Agreement. In the event that Tricida discovers that any batch of the Products does not meet the Specifications during the Incoming Product Inspection Period, such discrepancy shall be handled as a warranty claim under the terms of Section 6.2.

Within thirty (30) days of receiving any timely notice of complaint from Tricida of Non-Conforming Product, Patheon will respond stating in writing whether (a) it accepts the complaint or (b) it disputes the complaint, in which case the Parties hereto shall consult and negotiate with each other and, recognizing their mutual interests, attempt to reach a satisfactory resolution. If the Parties do not reach such resolution within a period of fifteen (15) business days after Patheon’s notice disputing the complaint, the Parties shall each escalate the matter to a Vice President of their organization and thereafter if the Parties do not reach such resolution within the next fifteen (15) business days, the Parties shall resolve such dispute pursuant to the provisions of Section 18. If Patheon does not provide written notice that it disputes Tricida’s complaint within thirty (30) days of receiving timely notice from Tricida, it will be deemed to have accepted such complaint.

If Patheon agrees that the Products in such batch are Non-Conforming Products, Patheon will consult with Tricida, and depending on Tricida’s preference either (i) replace the Products from such batch within a commercially reasonable timeframe, at Patheon’s expense, or (ii) issue a full refund of any amounts paid for that particular batch by Tricida. Where possible any replacement Product shall be made as promptly as reasonably practicable after Patheon’s acceptance of Tricida’s complaint, in light of available manufacturing capacity and in light of Patheon’s manufacturing commitments in the Facility. In the event of any shortage in Product shipped, Patheon shall take all commercially reasonable steps to correct any such deficiency, including shipping Product on an expedited basis at its costs and expense pursuant to instructions obtained from Tricida acting in a commercially reasonable manner. The Parties may agree on additional remedies for late delivery of Products in the applicable SOW. Tricida shall have the right to conduct further investigations as defined in the Quality Agreement or otherwise provided in this MDA after Patheon has carried out its remedial actions.

6.2 Patheon Warranty. Patheon represents and warrants (i) the Services will be performed with requisite care, skill and diligence, by individuals who are appropriately trained and qualified; (ii) that all Products shall be manufactured in accordance with cGMP, Applicable Law, the Quality Agreement and any other agreed manufacturing process or requirements and as of the date of delivery and throughout the re-test period meet the Specifications, even if the nonconformity does not become apparent until after acceptance (except to the extent that any non-compliance to the Specifications arises from the acts or omissions of Tricida or any parties under Tricida’s control or from a Force Majeure event); (iii) that Patheon shall use commercially reasonable efforts to perform the Services (subject to Tricida’s responsibilities set forth in this MDA) in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services and shall devote adequate resources to meet its obligations under this MDA, (iv) that the Services, including the work product resulting from the Services, shall be free of all intellectual property claims by any third party (for clarity this warranty does not apply to Tricida Background IP or any other technology required by Product or manufacturing process specifications that are specifications provided by Tricida to Patheon for the performance of Services

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hereunder) and Severable Improvements licensed to Patheon in connection with this MDA under Section 11), and (v) any other warranty provided in the body of this MDA, including Section 12 Representations and Warranties. PATHEON MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES OR PRODUCT, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED FOR THE PURPOSES OF THIS MDA. The warranties in this Section 6.2 will survive the termination of this MDA. All Product warranties shall run to Tricida, its permitted successors and permitted assigns. Tricida shall be entitled to claim latent defects of the Product with respect to Section 6.2 (ii) (i.e. defects that are not reasonably detectable upon a customary inspection upon receipt) for the re-test period associated with the relevant batch of Product. The warranty period for any replacement product shall be for the re-test period of the respective batch for such replacement Products.

Tricida, at its sole option, may inspect or have its designee inspect all or a sample of the Products, and may reject all or any portion of the Products, including replacement Products, if the Products do not meet the terms of the warranty provided in this Section 6.2, including but not limited to the Specifications. Any prior inspection or other action by Tricida under this MDA shall not reduce or otherwise affect Patheon’s obligations under this Warranty. Notwithstanding the preceding paragraph, Tricida shall bear the risk of loss for deterioration of Products after delivery that occurs as a normal part of the passage of time and for any loss to the extent due to acts or omissions of Tricida or its agents or Force Majeure events. In the event Tricida believes that any Products, after Delivery of such Products, do not meet the warranties of Section 6.2 (“Defective Product”), Tricida shall promptly notify Patheon in writing upon discovery of the defect. Within thirty (30) days of receiving any notice of complaint of Defective Product from Tricida, Patheon will respond, stating in writing whether (a) it accepts the complaint or (b) it disputes the complaint, in which case the Parties hereto shall consult and negotiate with each other and, recognizing their mutual interests, attempt to reach a satisfactory resolution. If the Parties do not reach such resolution within a period of fifteen (15) days after Patheon’s notice disputing the complaint, the Parties shall each escalate the matter to a Vice President of their organization and thereafter if the Parties do not reach such resolution within the next fifteen (15) business days, the Parties will resolve such matter by referring such dispute to a mutually acceptable independent third party with the appropriate expertise to determine whether or not the batch or run in question has met the Specifications. Such independent third party shall test the applicable batch or run and shall determine whether such batch or run met or did not meet the Specifications. The results of such testing shall be binding upon the Parties and the Party unable to uphold its position shall bear the related costs of the independent third party. If Patheon does not provide written notice that it disputes Tricida’s complaint within thirty (30) days of receiving notice from Tricida, it will be deemed to have accepted such complaint. If Patheon agrees that the Products in such batch are Defective Products, Patheon will consult with Tricida, and upon their mutual agreement, Patheon will either, after consultation with Tricida (i) replace the Products from such batch within a commercially reasonable timeframe at Patheon’s expense, or (ii) issue a full refund of any amounts paid for that particular batch by Tricida for such Products. Where possible any replacement Product shall be made as promptly as reasonably practicable after Patheon’s acceptance of Tricida’s complaint, in light of available manufacturing capacity and in light of Patheon’s manufacturing commitments in the Facility. With respect to any warranty claims with respect to the Services, re-performance by Patheon in connection with any breach of Patheon’s warranty for the Services may be permitted at Tricida’s option but such re-performance shall not be the exclusive remedy for breach of this warranty and shall be in addition to other contractual and other remedies that may be available to Tricida pursuant to this MDA, at law or in equity.

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7. Analytical Testing Services. The following terms shall apply only if Analytical Testing Services are identified in the SOW and the terms are not addressed or are not inconsistent with those in the Quality Agreement:

7.1 Testing Services. Patheon shall use commercially reasonable efforts to complete all analytical testing services set forth in a SOW within the agreed upon timeframe. Patheon shall make the testing results available to Tricida in the form of an English language report. The report will include a summary of all testing results and a certificate of analysis, if applicable. Unless a different process is provided in the Quality Agreement, Tricida shall use commercially reasonable efforts to provide Patheon with any objections to the report within fourteen (14) calendar days following receipt, after which time the report shall be deemed accepted.

7.2 Data Retention. If not addressed in the Quality Agreement, the original of the raw data shall be archived at Patheon in accordance with Applicable Law, including without limitation United States Code of Federal Regulations Title 21, part 210 and 211 and similar laws of the European Union, the United Kingdom and such other countries as are listed in the applicable SOW or in an appendix to this MDA, as applicable.

8. Supply of Materials.

8.1 Acquisition of Raw Materials. Except as otherwise provided in the applicable SOW, Patheon will obtain all raw materials necessary to the manufacture of the Product. The pricing for such raw materials, including any specified handling fees for acquiring such raw materials shall be set forth in a SOW. Quantities purchased shall be in amounts consistent with the applicable SOW. Patheon shall use commercially reasonable efforts to obtain competitive pricing on materials and supplies. Acquisition of quantities beyond amounts consistent with the terms of any SOW or otherwise not authorized in writing by Tricida (email is sufficient) is done at Patheon’s risk, unless otherwise authorized under this MDA. Patheon undertakes to store raw materials which have not been used in a given manufacturing campaign free of charge until the following campaign.

Patheon acknowledges that [***] are required for the manufacture of Product and that Tricida has identified and will continue to identify suppliers to supply [***] (“Preferred Suppliers”) for purchase by Patheon. Except as may otherwise be agreed upon by the Parties from time to time, Patheon agrees to purchase [***] only from Tricida’s Preferred Suppliers and Tricida and Patheon shall take steps to ensure, taking into consideration typical lead times in the industry, that such Preferred Suppliers are able to timely cover Patheon’s [***] demand hereunder considering industry typical lead times, subject in all cases to the successful qualification of such Preferred Suppliers.

8.2 Title and Risk of Loss. Title and risk of loss with respect to raw materials and intermediates (“Materials”) sourced by Patheon shall remain with Patheon at all times. For the purpose of clarity, all [***] is to be treated as sourced by Patheon. Reimbursement shall be as set out in the applicable SOW. Patheon shall be solely responsible for insuring the Materials and Products prior to their delivery in accordance with the shipping terms against loss or damage and agrees to carry coverage in amounts not less than the amounts set forth in Section 16. Patheon shall be responsible for any loss or damage to Materials, including loss or damage due to Patheon’s gross negligence or willful misconduct in its handling or storing of Materials (“Material Losses”). Material Losses shall not include Materials used for authorized samples and testing. Tricida shall have no financial responsibility for any Material Losses and the costs of the same shall not be passed on to Tricida. In the event that Tricida has already reimbursed or advanced Fees or advanced other amounts to Patheon for any Materials that are considered under this Section as Material Losses, Patheon shall replace such Materials at no further cost to Tricida or reimburse Tricida for those expenses.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9. Audits.

9.1 Audits. In addition to any audits permitted under the Quality Agreement, Tricida or its representative (reasonably acceptable to Patheon), at its own cost and expense and upon reasonable prior written notice, reserves the right to perform audits for costs of raw materials that were the subject of reimbursement, compliance with anti-bribery or anti-corruption or similar laws, with a maximum of one auditor for up to two days every two (2) years (unless the audit is an audit for an alleged breach (“Compliance Audits”)). Such audits may be on-site, by telephone, online or in writing. All audits will be conducted during normal business hours and will be reasonable in scope and duration.

Tricida shall provide Patheon with the findings from the audit within thirty (30) days and Patheon will use commercially reasonable efforts to respond with response/action lists (correction action plan) to Tricida’s audit observations within thirty (30) days of receipt of a written audit report from Tricida or sixty (60) days if Patheon provides notice and reasonable justification for why such audit cannot be completed within the thirty (30) day period and shall thereafter promptly and completely implement agreed upon corrective actions in accordance with such plans. Compliance to the corrective action plan can be either verified by documented evidence with documents sent from Patheon to Tricida or in a subsequent audit by Tricida as provided above.

10. Confidentiality.

10.1 Proprietary Information. Each of Patheon and Tricida (including their Representatives (defined below)) agrees to keep confidential any and all confidential and/or proprietary information and materials, in verbal, written, graphic, electronic, photographic, recorded, prototype or sample form either generated by a Party or otherwise disclosed hereunder or through any prior disclosure by one Party to the other in connection with this MDA, or under the Contract for a [***] cGMP campaign of TRC101 dated [***] between the Parties (the “K1 Contract”), the Contract for a [***] cGMP campaign of TRC101 dated [***] between the Parties (the “K2 Contract”), the Contract for [***] cGMP campaign of TRC101, dated [***] between the Parties (the “K3 Contract”) and the Contract for partial supply of TRC101 for TRCA-303 study dated [***] between the Parties (the “K4 Contract”), including but not limited to scientific, technical, financial, trade or business information formulations, methods, processes, chemical structures, technology base, proprietary position, know-how, pricing and financial information, marketing plans, audit findings, inspection results and validation testing, business strategies in connection with or concerning Tricida and its projects and all disease areas, therapeutic targets, mechanisms, processes, compositions of matter, and experimental results therewith (“Proprietary Information”). The confidential information disclosed by Patheon under this MDA is described as and includes its interest in Tricida projects, and technical and business information disclosed to Tricida and its Representatives. The discussions and potential working relationship between Patheon and Tricida are also considered confidential.

10.2 Uses; Disclosures. The receiving party shall use the Proprietary Information solely for the purpose of carrying out its obligations contained in this MDA and any obligations under the K1 Contract, the K2 Contract, the K3 Contract and the K4 Contract. The receiving party agrees not to disclose such Proprietary Information to any person or entity, except to its and its Affiliates’ employees, directors,

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

officers, agents, contractors, and/or designees having a need to know the information in order to fulfill such Party’s obligations hereunder who are under confidentiality obligations at least as restrictive as those contained herein (each a “Representative”). Each Party agrees to be responsible for any breach of this Section 10 by any of its Representatives. A receiving party shall use at least the same degree of care that it uses to maintain the confidentiality of its own proprietary information, which in no event shall be less than a reasonable degree of care. For purposes of this Section 10, disclosures of Proprietary Information by Affiliates or Representatives of a Party shall be deemed to be disclosure made by that Party. Furthermore a receiving party agrees not to analyze or have a third party analyze any tangible products or materials constituting Proprietary Information for chemical composition or content without prior written authorization from the disclosing Party. For purposes of this Section 10, if a Party makes a request in writing for disclosure (“Requesting Party” and a “Request” respectively) that the other Party share the Requesting Party’s Proprietary Information with a third party that is not a Representative of the Party receiving the written request (a “Third Party Recipient”), the Party receiving such Request may treat such Request as consent for the disclosure of such information in accordance with the Request terms and the Requesting Party shall be responsible for taking any actions necessary to make the Third Party Recipient its Representative under confidentiality obligations to protect the confidentiality of such information being disclosed and the Party receiving the Request shall be deemed not to be in breach of this Section if the disclosure is made in accordance with the Request.

10.3 Exclusions. The obligations imposed by this Section 10 shall not apply to any Proprietary Information which the receiving party can prove by contemporaneous evidence:

(a) at the time of disclosure is in the public domain;

(b) after disclosure becomes part of the public domain by publication or otherwise, through no fault of the receiving party;

(c) at the time of disclosure is already in the receiving party’s possession and was not made available to the receiving party by anyone owing an obligation of confidentiality to the disclosing party;

(d) is rightfully made available to the receiving party from sources independent of the disclosing party; or

(e) is independently developed by the receiving party without reference to Proprietary Information;

(f) is legally required to be disclosed in the course of litigation or other legal or administrative proceedings or otherwise as required by law; provided that, in all cases, the Party receiving the Proprietary Information shall, to the extent permitted, give the other Party prompt notice of the pending disclosure and shall cooperate in such other Party’s attempts, at such other Party’s sole expense, to seek an order maintaining the confidentiality of the Proprietary Information. If the disclosing party is not successful in opposing such process, the receiving party may disclose Proprietary Information of the disclosing party to the extent required by law or regulation; provided, however, that prior to making any such legally required disclosure, the receiving party shall give the disclosing party as much prior notice of the requirement for and contents of such disclosure as is practicable under the circumstances.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.4 Publicity. Neither Party shall originate any publicity, news release, or other announcement regarding this Agreement or the relationship or activities of the Parties thereunder, written or oral, whether to the public press, the trade, its customers, or the other Party’s customers without the prior written approval of the other Party, which approval shall not be unreasonably withheld or condition; provided, however, that any Party may make any public disclosure that it believes in good faith to be required by Applicable Law or any listing or trading agreement concerning securities to be publicly traded without the need for prior disclosure (in which case the Party making the public disclosure will use commercially reasonable efforts to advise the other Party before making the disclosure).

10.5 Period of Confidentiality. The obligation of confidentiality and nonuse set forth in this Section 10 shall survive for a period of fifteen (15) years beyond the termination or expiration of this MDA.

10.6 No License. Each Party hereby retains its entire right, title and interest, including all Intellectual Property rights, in and to all of its Proprietary Information, including its Background Information. No assignment, grant, option, license or other transfer of any right, title or interest whatsoever is granted in the Proprietary Information other than as set forth in this Section 10. Other than the limited right to use Proprietary Information as set out in this Section 10 or any license or other rights provided in Section 11 a disclosing party grants no rights or licenses, including without limitation Intellectual Property rights (such as trademarks, inventions, copyrights, or patents), to a receiving party under this MDA, and the disclosure of Proprietary Information to a receiving party by a disclosing party shall not result in any obligation to grant any such rights or licenses.

10.7 Relief; Injunctive Relief. In the event that a Party has knowledge of any breach of the provision contained in this Section 10, the Party shall promptly give notice thereof to the other Party. Each Party, as a potential receiving party, acknowledges that money damages would not be a sufficient remedy for the disclosing party in the event of any breach of this MDA and that disclosing party is entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach, and the receiving party further agrees to waive any requirement for the posting of any bond in connection with any such remedy. Any such remedy will not be deemed to be the exclusive remedy for breach of this MDA but shall be in addition to all other remedies available at law or equity to the disclosing party.

10.8 Existing Confidentiality Agreements. The Parties hereto acknowledge that other confidentiality agreements may have been entered into prior to the Effective Date of this MDA and that such agreements shall continue to apply with respect to any period prior to the Effective Date of this MDA.

11. Intellectual Property.

11.1 Ownership. All Tricida Background IP remains the sole property of Tricida. All Patheon Background IP remains the sole property of Patheon. All Results shall be owned by Tricida and Patheon shall irrevocably assign, transfer, and convey and hereby irrevocably assigns, transfers and conveys all right, title and interest in and to such Results such that the Results shall be the sole property of Tricida. All of Patheon’s employees and subcontractors will be under binding written agreements that assign, transfer and convey and will cause such employees and subcontractors to assign, transfer and convey all right, title and interest in and to such Results such that the Results shall be the sole property of Tricida;

11.2 License to Tricida Background IP and Results. During the Term (defined below), Tricida grants a royalty-free, non-exclusive, worldwide, fully-paid, license to Patheon under Tricida Background IP and Results for the performance of Services under the terms of this MDA. For the sole purpose of

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

performing Services, such license to Tricida Background IP and Results shall be sublicensable to Patheon’s Affiliates and/or subcontractors upon Tricida’s prior written approval. Additionally, Tricida grants a royalty-free, non-exclusive, worldwide, fully-paid, revocable (as further provided in this Section 11.2 herein) license, during and after the Term, to Patheon under Tricida’s rights to Severable Improvements to make, use, sell, offer to sell, import and export compositions solely for use outside of the Field; provided further that such compositions are other than (i) API and (ii) intermediates that may be converted to API (e.g., TRC026) and polymers having the capability to [***] (the “Permitted Uses”). Such license to Severable Improvements shall be sublicensable to Patheon’s Affiliates and not otherwise, and only for the Permitted Uses. Patheon shall be responsible for ensuring that its Affiliates’ use of the Severable Improvements is only for the Permitted Uses. In addition to any other remedies available at law or in equity, in the event of a violation of this Section 11.2 with respect to Permitted Uses, Tricida shall have the right to revoke the license to Severable Improvements by written notice to Patheon.

11.3 License to Patheon Background IP. Patheon shall not incorporate any Patheon Background IP into any development, process or deliverable under this MDA, including the Products, without the prior written approval of Tricida. If incorporated, Patheon grants a royalty-free, non-exclusive, worldwide, fully-paid, perpetual, irrevocable, transferable, sublicenseable license to Tricida under Patheon’s rights to Patheon Background IP to make, use, sell, offer for sale, have made, import, export or otherwise exploit API, any product containing API, or any other pharmaceutical inside the Field.

12. Representations and Warranties.

12.1 By Patheon. Patheon hereby represents and warrants to Tricida that:

12.1.1 Patheon shall perform the Services in accordance with all Applicable Law. Without limiting the generality of the foregoing, Patheon will comply with all applicable anti-corruption laws, rules and regulations, and will reasonably cooperate with Tricida’s diligence efforts in order to satisfy each Party’s obligations under the United States Foreign Corrupt Practices Act, as amended (“FCPA”) and any applicable similar laws of the European Union, the United Kingdom and such other countries as are listed in the applicable SOW or in an appendix to this MDA. Patheon represents and warrants that Patheon and anyone acting on its behalf (collectively, the “Patheon Representatives”) have not and shall not pay, give, offer or promise, directly or indirectly, to pay or give, or authorize the payment, directly or indirectly, of any money or anything of value to any foreign government official or employee (including employees of state-owned institutions), for the purpose of (i) influencing any act or decision of such official or of such government, (ii) inducing that person to do or omit doing any act in violation of his or her lawful duty, (iii) securing an improper advantage, or (iv) influencing such official to use his influence with the government to effect or influence the decision of such government, in order to assist Tricida or Patheon in obtaining or retaining business for or with or directing business to any person or to or secure an improper advantage for Tricida or Patheon. Furthermore, Patheon nor any of its Patheon Representatives is a government official or has a personal, business, or other relationship or association with any government official or close family member of any government official who may have responsibility for or oversight of any business activities of Patheon, other than any relationships or associations that have been disclosed in writing to Tricida. Patheon represent and warrants that it has adopted and maintains adequate policies, procedures and controls to ensure that it has complied and is in compliance with all applicable anti-bribery law, including at a minimum policies and procedures relating to prevention of bribery, accounting for financial transactions, due diligence on third parties and training of personnel.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.1.2 Patheon warrants, represents and certifies that it and to its knowledge on due inquiry, at all times during the Term, its subcontractors are not debarred under 21 U.S.C. 335(a) and the services of any persons debarred under Section 306 (a) or (b) of the Federal Food, Drug and Cosmetic Act or convicted of a crime for which a person could be debarred were not and will not be used in any capacity in conjunction with the Services and if Patheon is debarred or receives notice of an action or threat of action of debarment or if Patheon receives notice or becomes aware of the debarment or threat of action of debarment of any individual or entity providing Services under this MDA, Patheon shall promptly notify Tricida and Tricida shall have the right to terminate this MDA with no further obligations owed immediately upon receipt of such notice.

12.1.3 To Patheon’s knowledge as of the Effective Date, it has all necessary rights to perform the Services to be carried out pursuant to this MDA and that the performance of such Services by Patheon or its Affiliates or its or their contractors or agents will not infringe any third party rights or intellectual property rights, provided that this confirmation and warranty shall not apply to third party claims that result from the use of Tricida Background IP or any other technology required by Product or process specifications and that are specifications provided by Tricida to Patheon for the performance of Services hereunder.

12.2 By Tricida.

12.2.1 Tricida hereby represents and warrants to Patheon that Tricida will perform its obligations under this MDA in compliance with Applicable Law.

12.2.2. To Tricida’s knowledge as of the Effective Date, (i) it has all necessary rights to perform its obligations under this MDA and (ii) the manufacture of Product in accordance with Tricida Background IP, manufacturing processes directed by Tricida (to the extent not modified by Patheon and not otherwise in accordance with industry standards) and/or any other technology required by Product or process specifications and that are specifications provided by Tricida to Patheon for the performance of Services hereunder will not infringe any third party rights or intellectual property rights of any third party.

12.3 Tricida and Patheon will give prompt written notice to the other if it becomes aware during the term of this MDA of any action or development that would cause any warranty in this Section 12 to become untrue.

12.4 EXCEPT FOR THE WARRANTIES CONTAINED IN SECTION 6 AND THIS SECTION 12, NEITHER PARTY MAKES ANY OTHER WARRANTY, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

13. Term and Termination.

13.1 Term. The initial term of this MDA shall commence on the Effective Date and shall continue until the earlier of (i) three (3) years from the Effective Date or (ii) such time as there has been a period of twelve (12) months without any SOWs outstanding (“Initial Term”), unless earlier terminated by either Party as provided below. Thereafter, this MDA shall continue for consecutive one (1) year terms (each a “Renewal Term” and together with the Initial Term, the “Term”) unless earlier terminated. Either Party may terminate this MDA to be effective after the Initial Term, at any time, by providing the other

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Party at least three (3) months written notice of termination prior to the end of the then current Term. The term of each SOW shall commence on the date provided in the applicable SOW and shall continue for the term provided in such SOW or if no term is provided, until completion of the Services in the SOW, unless earlier terminated by either Party as provided below. In the event that any SOW is in effect at the time of the termination or expiration of the MDA, the terms of this MDA shall continue for the sole purpose of giving effect to such SOW.

13.2 Termination. Either Party may terminate this MDA and any SOW upon notice if the other Party materially breaches any of the provisions of this MDA (including but not limited to a breach when any required license, permit or certificate required of the other Party to perform its obligations under this MDA is not approved and/or issued, or is revoked, by any applicable agency) and such breach is not cured within thirty (30) days after the giving of written notice (or such longer period as agreed upon by the Parties if such breach is not capable of cure within a thirty (30) day period) or is incapable of cure. Furthermore either Party may terminate this MDA and any SOW in case the other Party becomes subject to any bankruptcy or insolvency proceedings which are not dismissed within sixty (60) days from the date of filing.

13.3 Duties Upon Termination. In the event of any termination of this MDA, either Party shall, unless otherwise agreed, continue to perform its obligations under any outstanding SOW.

13.4 Continuing Obligations. The rights and obligations of each of the Parties which by intent or meaning have validity beyond such termination for any reason or expiration shall survive the termination or expiration of this MDA and/or any SOW, including but not limited to those under the provisions of Section 1 (Definitions) Sections 4 (Compensation; Payment Terms), 6 (Inspection, Warranty), 8 (Supply of Materials), 9 (Audits), 10 (Confidentiality), 11 (Intellectual Property), 13.3 (Duties Upon Termination), 13.4 (Continuing Obligation), 14 (Indemnification/Limitation of Liability), 16 (Insurance), 18 (Dispute Resolution; Governing Law) and 19 (Miscellaneous) of this MDA notwithstanding the termination of this MDA for any reason.

14. Indemnification/Limitation of Liability.

14.1 Indemnification by Patheon. Patheon shall indemnify, defend and save harmless Tricida and its Affiliates, and each of their respective officers, directors, and employees from and against all claims, demands and actions brought or asserted by third parties (“Claims”), and resulting costs, expenses, liabilities, damages, losses and fees, including reasonable attorneys’ fees and costs (“Losses”), to the extent arising from: (i) Patheon’s breach of any of its obligations under this MDA, including without limitation the failure of any representation or breach of any warranty made by Patheon in this MDA; and (ii) personal injury or property damage caused by Patheon’s negligent acts or omissions or willful misconduct in each case except to the extent caused by the negligence or willful misconduct of Tricida or its Affiliates or agents, or any act or failure to act for which Tricida is obligated to indemnify Patheon under Section 14.2.

14.2 Indemnification by Tricida. Tricida will indemnify, defend and save harmless Patheon and its Affiliates, and each of their respective officers, directors, employees and representatives from and against all Claims and Losses, to the extent arising from: (i) Tricida’s breach of any of its obligations under this MDA, including without limitation the failure of any representation or breach of any warranty made by Tricida in this MDA; (ii) Patheon’s performance of the Services in full compliance with this MDA and the applicable SOW; (iii) the activities of Tricida in connection with the sale by Tricida, its Affiliates or agents

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

of a compound or product developed or manufactured by Patheon in full compliance with this MDA and the applicable SOW, (iv) the use of a compound or product developed or manufactured by Patheon in full compliance with this MDA and the applicable SOW; and (v) personal injury or property damage caused by Tricida’s negligent acts or omissions or willful misconduct, in each case except to the extent caused by the negligence or willful misconduct of Patheon or its Affiliates or agents, or any act or failure to act for which Patheon is obligated to indemnify Tricida under Section 14.1.

14.3 Procedure for Indemnification. Upon receiving notice of any claim for liability under this provision, the indemnified party shall promptly notify the indemnifying party in writing; provided, however, that failure to give notice shall not limit or otherwise reduce the indemnity provided for in this MDA except to the extent that failure to give notice materially prejudices the rights of the indemnifying party. The indemnifying party will assume and conduct the legal defense of the indemnified party in any suit that could result in claims under this provision. The indemnifying party will not settle any case without the prior written consent of the indemnified party and such consent shall not be unreasonably withheld or delayed.

14.4 Limitation of Liability.

14.4.1 EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS SET FORTH ABOVE AND CLAIMS RELATED TO A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS (SECTION 10), IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF WHATSOEVER LEGAL THEORY, INCLUDING WITHOUT LIMITATION LOST REVENUES OR PROFITS. NOTHING IN THIS MDA SHALL LIMIT EITHER PARTY’S LIABILITY FOR (I) FRAUDULENT MISREPRESENTATION OR (II) ANY OTHER LIABILITY THAT CANNOT BE EXCLUDED OR LIMITED UNDER APPLICABLE LAW.

14.4.2 EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS SET FORTH ABOVE AND CLAIMS RELATED TO A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS (SECTION 10), NEITHER PARTY WILL BE LIABLE FOR ANY CLAIM FOR DAMAGES (WHETHER GROUNDED IN CONTRACT, TORT, INDEMNITY OR OTHERWISE) IN AN AMOUNT GREATER THAN THE NET AMOUNT PAID OR PAYABLE BY TRICIDA (EXCLUDING ANY PASS-THROUGH COSTS) UNDER THE SOW FOR THE PARTICULAR SERVICES THAT ARE THE SUBJECT OF SUCH CLAIM.

14.4.3 FOR CLARITY, CLAIMS MADE WITH RESPECT TO ANY FAILURE BY TRICIDA TO PAY ITS OBLIGATIONS WITH RESPECT TO FEES FOR SERVICES OR MATERIALS UNDER ANY SOW SHALL NOT BE SUBJECT TO THE LIMITATIONS ON LIABILITY IN THIS SECTION 4.

15. Safety Information. To the extent not already done so Tricida shall inform Patheon immediately of any important information relating to the activity, side effects, toxicity and/or safety of the Products that is or becomes known to Tricida during the Term of this MDA and that is relevant to the performance of the Services by Patheon.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

16. Insurance.

16.1 Policies. During the term of this MDA and for a period of no less than three (3) years thereafter, either Party will maintain:

16.1.1 Workers compensation insurance (or self-insurance approved by the applicable state regulatory agency) with respect to Patheon;

16.1.2 Employer’s liability insurance with a limit of not less than [***]; and

16.1.3 Commercial general liability, with limits of [***] per occurrence and a general aggregate limit of [***];

16.1.4 Umbrella liability, in excess of the above coverages for employer’s liability and general liability, with a limit per occurrence of [***] and an aggregate limit of [***]; and

16.1.5 Products liability, which may be satisfied through a combination of product liability and umbrella coverage (provided such umbrella coverage does not exceed [***] of such combination) but is to be exclusive of the above coverage for general liability, with a per claim limit of [***] and an aggregate limit of [***].

16.1.6 Unless otherwise set out in a SOW, Patheon will have no obligation to insure Product against loss or damage to arising after shipment to or from the Patheon Facility.

16.2 General Insurance Provisions.

16.2.1 Insurance required herein will be underwritten by insurers with A. M. Best ratings of not less than A- (Excellent) and Financial Class VII.

16.2.2 Throughout the Term, Patheon will provide Tricida with at least thirty (30) days advance written notice of cancellation, non-renewal or material reduction of the insurance required herein that has not already been replaced by another insurance policy.

16.2.3 Upon written request, Patheon will provide Tricida with a valid, current certificate of insurance as evidence of the insurance required herein.

16.2.4 The insurance required herein may be satisfied by a combination of primary and excess insurance policies; Patheon may choose deductibles and/or self-insured retentions that it deems appropriate, however such deductibles and/or self-insured retentions are at Patheon’s sole risk. Deductibles limits will be disclosed by Patheon upon the written request of Tricida.

16.2.5 Nothing in this Section 16 shall be construed as limiting Patheon’s obligations elsewhere under this MDA.

17. Force Majeure.

If Patheon or Tricida is delayed in performing any of its respective obligations under this MDA (except in respect of any obligation to pay money), in each case in whole or in part, by reason of Force Majeure, such delay shall be excused during the continuance of and to the extent of such Force Majeure provided that the affected Party is using diligent efforts to end the failure or delay and ensure the effects of

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

such event of Force Majeure are minimized. The party suffering a Force Majeure event shall give notice within three (3) business days of the Force Majeure event to the other Party, stating the period of time the occurrence is expected to continue and shall also notify the other Party of the termination of such event. During the period that the performance by one of the Parties of any of its obligations under this MDA has been suspended by reason of an event of Force Majeure, the other Party may likewise suspend the performance of all or part of its obligations hereunder to the extent that such suspension is commercially reasonable, except that Tricida may not suspend its obligation to make payment pursuant to Section 4 for Services rendered. Resumption of obligations shall be made as soon as reasonably possible after the removal of such Force Majeure event and the time for performance of this MDA shall be extended for a period equal to the duration of such cause and the time reasonably necessary to effect a cure of the Force Majeure event. Notwithstanding any contrary terms herein, in the event any Force Majeure event continues beyond ninety (90) days or is likely to continue beyond ninety (90) days, the other Party shall have the right to terminate this MDA or any affected SOW upon not less than ten (10) days’ notice.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

18. Dispute Resolution; Governing Law.

18.1 Negotiation; Arbitration. In the event of any dispute or claim arising out of or relating to this MDA, or a breach thereof, the Parties hereto shall consult and negotiate with each other and, recognizing their mutual interests, attempt to reach a satisfactory resolution. If the Parties do not reach such resolution within a period of sixty (60) days, then, upon notice by one Party to the other, any unresolved dispute or claim shall be finally resolved by arbitration, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. The arbitration will be conducted in the English language. There shall be a single arbitrator, named in accordance with the applicable rules identified in Section 18.2 below. The award of the arbitrators shall be accompanied by a statement of the reasons upon which the award is based.

18.2 Forum; Governing Law. This MDA will be governed and construed in accordance with the laws of the State of New York, as such laws are applied to contracts entered into and to be performed within such State, without regard to any conflicts of law provisions and excluding the United Nations Convention on Contracts for the International Sale of Goods. Any arbitration shall be administered in the City of New York, New York by the American Arbitration Association under its Commercial Arbitration Rules, which Rules are deemed to be incorporated by reference herein, in accordance with the United States Arbitration Act.

18.3 Other Remedies. Nothing in this Section 18 shall serve to limit or impair a Party’s right(s) to equitable relief in any court of competent jurisdiction or to enforce any decision in any court of competent jurisdiction.

19. Miscellaneous.

19.1 Relationship of the Parties. Except to the extent the Parties otherwise agree in writing, the Parties understand that Patheon, in performing the Services, is acting solely in the capacity of an independent contractor, and that Patheon is not an agent, servant, partner or employee of Tricida or any Affiliate, agent, licensee, or other designate of Tricida. Patheon will be responsible for making appropriate deductions for tax and national insurance contributions from the remuneration which it pays to its personnel (including without limitation its employees and contractors). Patheon shall be solely and entirely responsible for its activities and for the activities of Patheon’s agents, employees, contractors and servants during the performance of this MDA.

19.2 Notices. All notices, requests, demands and other communications required or permitted under this MDA shall be in writing and shall be deemed to have been duly given, made and received only when delivered: (i) personally; or (ii) by overnight courier service such as Federal Express at the address set for the below. Either Party may alter the address to which communications or copies are to be sent by giving notice of such change of address to the other Parties in conformity with the provision of this section for the giving of notice.

If to Patheon:	Patheon Austria GmbH & Co KG
St. Peter Strasse 25 4021 Linz, Austria
Attention: Managing Director

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

With a copy to:
Patheon Active Pharmaceutical Ingredients
St. Peter Strasse 25 4021 Linz, Austria
Attn: Klaus Hilber, General Counsel Patheon API
E-mail: [***]

If to Tricida:

Tricida, Inc. 7000 Shoreline Court, Suite 201
South San Francisco, CA 94080
Attention: Legal
With a copy to E-mail: [***]

With a copy to:
Tricida, Inc. 7000 Shoreline Court, Suite 201
South San Francisco, CA 94080
Attn: Wilhelm Stahl, CTO, SVP Technical Operations
E-mail: [***]

19.3 Assignment. This MDA is not assignable by either Party except with the written consent of the other Party; provided, however, that (a) either Party may assign this MDA to any of its Affiliates without the consent of the other Party, and (b) either Party may assign or transfer this MDA to a successor to all or substantially all of the assets of such Party through merger, reorganization, consolidation or acquisition.

19.4 Subcontractors. Except as otherwise provided in the Quality Agreement, Patheon shall not subcontract any portion of the Services to be performed on behalf of Tricida hereunder without the prior written consent of Tricida, which may be exercised in its sole discretion. Upon Tricida’s request, Patheon shall provide a list of all proposed subcontractors. Patheon’s use of subcontractors, whether or not approved, shall not relieve Patheon of any of its obligations under this MDA.

19.5 Entire Agreement. This MDA, along with all exhibits and addendums incorporated herein (and all duly executed SOW), including the Quality Agreement, constitutes the entire agreement between the Parties relating to the subject matter contained herein and supersedes any prior agreements and understandings, whether oral or written, between the Parties. No modification or amendment to this MDA shall be effected by or result from the receipt, acceptance, signing or acknowledgment of any Party’s purchase orders, order acknowledgements, invoices, shipping documents or other business forms containing terms or conditions in addition to or different from the terms and conditions set forth in this MDA, and the terms of this MDA shall supersede any provision in any purchase order or other document (other than the Quality Agreement) that is in addition to or inconsistent with the terms of this MDA.

19.6 Application to Prior Campaigns. The Parties agree that the K1 Contract, K2 Contract, K3 Contract, K4 Contract and the related proposals (each a “Campaign” and collectively the “Campaigns”) shall for purposes of interpretation and application of these proposals, be deemed to be and shall be treated

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as SOWs under this MDA solely with respect to the terms of Section 1 Definitions for Results and for Severable Improvements, Section 10 Confidentiality and Section 11 Intellectual Property; provided, however that any reference in this MDA to Effective Date when referring to any of the Campaigns shall be a reference back to the effective date of the applicable contract (e.g. Section 1.4 Background IP). The Parties also agree to a correction in each of the K3 Contract and the K4 Contract to replace the reference to “Part D, Section 3” in Subsections 6(d) and (e) of Part I: Legal Terms and Conditions and replace such language with “Part D Section 1”, effective as of the effective date of each of these contracts. The Parties also agree that Section 14 of this MDA (Indemnification/Limitation of Liability) shall apply to the K4 Contract and that this Section 14 shall be deemed incorporated into the K4 Contract.

19.7 Amendments. No modification, amendment or change to this MDA or any SOW shall be effective or bind any Party unless set forth in writing, duly executed by the Parties. Either Party’s waiver of any requirement or obligation arising under this MDA shall not operate or be construed as a subsequent waiver thereof. This MDA shall be binding on and inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns. This MDA may be executed in one or more counterparts, each of which shall be an original but all of which will constitute one instrument. If any provision contained in this MDA shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not invalidate this entire MDA.

[Signatures Appear on Following Page]

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IN WITNESS WHEREOF, the Parties hereto have set their hands the day and year first above written.

PATHEON AUSTRIA GMBH & CO KG			TRICIDA, INC.

By:	/s/Klaus Hilber	/s/ Michael Stanek	By:	/s/ Gerrit Klaerner

Name:	Klaus Hilber	Michael Stanek	Name:	Gerrit Klaerner, Ph.D.

Title:	Lead Counsel Patheon API	VP Business Management Global API	Title:	CEO and President

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EXHIBIT A

Form of SOW

STATEMENT OF WORK NO.

(see attached)

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EXHIBIT A

K_ [NO.][TO BE NUMBERED SEQUENTIALLY] STATEMENT OF WORK

[DESCRIBE CAMPAIGN TYPE]

This K[NO.] Statement of Work (“K[NO.] SOW”) made this _____ day of [MONTH] _______, 20__ is fully incorporated into the Master Development/Validation Services and Clinical/Launch Supply Agreement (“MDA”) between Patheon and Tricida, dated the __ day of April, 2018, the terms of which are incorporated herein by this reference. Capitalized terms used herein and not otherwise defined shall have the meanings given to them, respectively, in the MDA, and any other Statement of Work incorporated into the MDA by its terms, as applicable. In the event there are any inconsistencies or conflicts between the terms of this K[NO.] SOW and the MDA (including any Statement of Work incorporated into the MDA), Section 2.2 of the MDA sets forth the process to harmonize the provisions.

A. Project Background and Requirements:

Campaign Description: K[NO.] Campaign pursuant to the terms of the MDA to manufacture TRC101 for [DESCRIBE CAMPAIGN TYPE] (“K[NO.] Campaign”).

Priorities: Production of a minimum of _________ kg of TRC101 (“Minimum Requirement”), in accordance with and meeting the specifications as set forth in the Quality Agreement (“Specifications”), as launch supply.

Pricing Overview: The manufacturing K[NO.] Campaign is priced [DESCRIBE PRICING]. [If on a per campaign basis, insert the following: Therefore, all allotted time and Key Raw Materials (defined below) are to be used until the end of the allocated time period as provided in this K[NO.] SOW and all TRC101 produced during this K[NO.] Campaign will be provided to Tricida, subject to the terms of the Quality Agreement regarding releases.]

[DESCRIBE ANY POST CAMPAIGN REVIEWS].

B. Location, if other than Facility: N/A

C. Project Management: [MODIFY AS NEEDED]

Dedicated Project Management Team: Tricida and Patheon will together agree on the composition of a Joint Project Management Team where the key functions of both Parties are represented: project management, technical/process experts, analytical development, quality control, quality assurance, regulatory. Patheon will provide dedicated project management support to manage all required K[NO.] Campaign activities related to the manufacturing of TRC101 and to monitor the progress of the K[NO.] Campaign against the agreed scope of work and timelines and will provide Tricida with routine updates while there are SOW activities ongoing.

Steering Committee: Tricida and Patheon will together agree on the composition of a Joint Steering Committee (“JSC”), which will include at least one representative from each of Tricida and Patheon with sufficient authority to bind Tricida or Patheon (as applicable) to facilitate efficient cooperation and resolution of disagreements. The JSC will meet at least once per calendar quarter, either in person or by phone.

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Meetings:

•	Weekly: Weekly, one-hour teleconference meetings per calendar week. Patheon’s Project Leader, will typically organize the teleconferences. Other calls can be arranged as agreed between the Parties and ad hoc calls accommodated as needed. The frequency of meetings can be increased during peak activity times. The Project Leader and other functional project leads shall also make themselves reasonably available via e-mail/phone for discussions outside of scheduled meetings. Patheon will provide, no later than the day before scheduled calls, an agenda, a significant events report and a summary of work conducted.

•	Quarterly: Quarterly, a face-to-face project review / update meeting one per calendar quarter.

•	Meeting Reports: Minutes of teleconferences and other meetings will be documented, maintained and distributed on a timely basis by Patheon. These meeting reports will be in a format reasonably satisfactory to Tricida and can generally be customized at Tricida’s request to meet Tricida or K[NO.] Campaign requirements.

Project Documentation: Documentation to be provided as part of the K[NO.] Campaign may include such reports as specified in the Quality Agreement and if not so provided for in the Quality Agreement, then Sampling and test plan, MPC data, method details, process raw data upon request, Continuous temperature profile (at all monitoring points), Pressure, Fill volume, Stir rate, FBRM and NIR raw and final data, Equipment operating parameters (e.g. decanter centrifuge operating parameters) and all standard process data, delivery or any other project documentation in accordance with the Project Plan, and such additional data as mutually agreed upon from time to time by the Joint Project Management Team.

General Staffing: Consistent with the terms of the MDA, Patheon will assign a sufficient number of personnel to achieve the Priorities listed above. The Parties acknowledge that the actual personnel assigned to work on the K[NO.] Campaign or staff the Joint Project Management Team or JSC may need to change from time to time. With respect to the Joint Project Management Team and JSC, Patheon will use commercially reasonable efforts to maintain continuity among personnel, subject to Customer’s replacement rights referenced in this Section. At all times during the term of this SOW, Tricida shall have the right, at its discretion, but in a commercially reasonable manner, to require that any personnel be removed from the K[NO.] Campaign, and any related costs associated with such request shall not be borne by Tricida. Tricida may exercise this right by providing written notice to Patheon and will in this case reasonably cooperate with Patheon in defining a mutually acceptable path forward. Notwithstanding any contrary terms in this SOW or in the MDA, an e-mail or fax of such request shall constitute notice under this paragraph. [MODIFY AS NEEDED, ESPECIALLY IF ANY SPECIFIC STAFFING ISSUES ARE CRITICAL TO THE PROJECT.]

D. Project Activities: The Joint Project Management Team shall develop a project timeline, referred to in the MDA as a Project Plan for all K[NO.] Campaign Activities (e.g. Materials (as defined in the MDA) acquisition, including Key Raw Materials as defined herein, assay development, manufacturing, validation). The manufacturing of the first batch is anticipated to start ______________, 20__, subject to adjustment as provided in this SOW or the MDA.

[INSERT CHART]

Dates: [DESCRIBE DATES/TIMING] The overall campaign time as described above for TRC026 (=CIPO-01) and TRC101 (=CIPO-02) shall be referred to as the “K[NO.] Campaign Time”.

Batch Size and Production Location: [DESCRIBE] Process improvements over the process from the K_Validation Campaign require approval by both Parties in accordance with the terms of Section 2.5 of the MDA.

[EQUIPMENT USE] Patheon may change to equipment of identical size and capabilities (i.e. to just a different unit in the same building) if so needed due to portfolio requirements.

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Agreed key production parameters and definitions: (All additional details will be agreed upon and specified in the Master Batch Records):

TRC026:

•	Batch size: ~____Kg

•	Planned Batches: __

•	Estimated cycle time: __ hrs

•	Agreed Production Time (including cleaning and product changeover): __ days

•	Production Window: The production slot for TRC026 in the K[NO.] Campaign Time originally scheduled time (shown in red in the chart above), moved forward or back by no more than ____ (__) weeks as provided above, which slot shall not be less than the Agreed Production Time

TRC101:

•	Batch size ~___kg

•	Planned Batches: __

•	Estimated cycle time: __ hrs

•	Agreed Production Time (including cleaning and product changeover): __ days

•	Production Window: The production slot for TRC101 in the K[NO.] Campaign Time originally scheduled time (shown in red in the chart above), moved forward or back by no more than ____ (__) weeks as provided above, which slot shall not be less than the Agreed Production Time

Patheon agrees to manufacture and deliver, in accordance with the Specifications, at least the Minimum Requirement of ____ kg of TRC101 in the K[NO.] Campaign (subject to the terms of the MDA regarding Force Majeure and except in case of Process Issues as described below).

[IF APPLICABLE: In order to provide Tricida with the maximum TRC101 quantities Patheon can manufacture within the Production Window, Patheon agrees that if, during the Agreed Production Time, Patheon manufactures the Minimum Requirement of Product meeting Specifications, Patheon shall continue production during the Agreed Production Time beyond the Minimum Requirement until the earlier of (x) the end of the Agreed Production Time and (y) the Key Raw Materials ([***]) and/or TRC026 are consumed such that additional production is not possible. Thereafter, any un-utilized Materials, including TRC026, Key Raw Materials ([***]) or other Materials will be appropriately stored until the next campaign or used for any other purpose as instructed by Tricida. The total amount of TRC101 manufactured within the Production Window will be delivered to Tricida.]

General Assumptions:

•	Analytical methods, reference standards etc. as defined in the Quality Agreement will be provided by Tricida to Patheon.

•	In accordance with the Quality Agreement, Specifications and release testing will be applied to all Materials, whether non-contributory or standard raw materials.

•	Patheon shall individually release the first four (4) batches without any bundling of release testing, unless otherwise decided by the JSC, and then Patheon may bundle samples from two (2) or three (3) batches, but not more than three (3) batches for release testing.

Stability Studies: N/A

Deliverables:

•	Minimum Quantity: ___ kg of TRC101 meeting Specifications as described in the Quality Agreement (Appendix B to the MDA, as amended in accordance with the MDA).

•	Documentation as per Section C of this K[NO.] SOW, including, at a minimum, batch records and summary reports. All documentation per Patheon and known Tricida standards.

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E. Delivery Terms (if other than as provided in the MDA):

[IF APPLICABLE: In accordance with the terms set forth in the Quality Agreement (which, in accordance with the MDA, shall control), Patheon is responsible for manufacturer’s release, and Tricida is responsible for shipping authorization/product release. Patheon will provide CofAs (Certificates of Analysis), CoCs (Certificates of Compliance) and QA (Quality Assurance ) reviewed batch records. Patheon may, elect to have the analytical testing for specific batches performed by the external contractors; Patheon shall provide all required support (such as, but not limited to, immediate sample shipment) to facilitate such analytical testing and such contractors shall provide the CofAs to Patheon; TRC026 and TRC101 release testing shall be the sole responsibility of Patheon. Patheon will release the first four (4) batches of TRC026 and TRC101 without bundling any of the testing. Upon receipt of all CofAs, executed batch records, and supporting documentation, Tricida may make inquiries, or request corrections or investigations as provided in the Quality Agreement and the terms of the MDA, which are consistent with cGMP practice, and the Parties shall make a good faith effort to close all investigations pertaining to the manufacture or analysis of product, and to satisfactorily resolve all inquiries and corrections requested by Tricida within a four (4) week period beginning with Patheon’s receipt of such inquiry or request. Tricida shall provide shipping authorization/product release within ten (10) business days of the satisfactory resolution of all issues. Any new inquiries or corrections made by Tricida more than two (2) weeks after its receipt of the CofA, executed batch records, and supporting documentation, will not impact the timing of invoicing and title transfer.]

F. Analytical Methods Implementation and Associated Services: N/A

G. Starting and Key Raw Materials ([***]) to be Acquired: Materials, including key raw materials such as [***] (“Key Raw Materials”) to be obtained as provided in the MDA. Additional information regarding Key Raw Materials will be determined by the JSC and the Parties agree to supplement the table below:

[***] (kg) (“Key Raw Materials”)	Preferred Suppliers (as defined in Section 8.2 of the MDA)	Pricing**

**[***] quantities as specified in the table above which will be amended no later than __________ (__) months prior to the start of the K[NO.] Campaign will be procured by Patheon. In accordance with the terms of the MDA, Tricida is responsible for timely organizing the [***] quantities specified above at the prices to be specified in the table above, and Patheon will provide the corresponding quantities of all other raw materials up to such a quantity which enables Patheon to continue production for at least [***] beyond the originally scheduled Agreed Production Time. Patheon will use its reasonable best efforts to qualify the vendors of [***] prior to/during the K[NO.] Campaign. All Materials (as defined in the MDA) will be reimbursed, based on successful release testing, in accordance with Section I (Invoicing). Tricida reserves the right to negotiate the price for its Key Raw Materials ([***]). Invoicing terms for Materials provided under Section I below.

No changes may be made to the list of Materials except in accordance with the terms of Section 2.5 of the MDA.

H. Fees: The “Fees” for the K[NO.] Campaign referenced in this SOW are set out below under K[NO.] Campaign Pricing and shall be based upon a base rate (and not on a per kg basis), provided that Patheon shall guarantee a minimum delivery volume for the K[NO.] Campaign of the Minimum Requirement of _____ kg of TRC101. [DESCRIBE OPTIONS IF MINIMUM NOT MET.]

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The Fees will be invoiced and due and payable as provided under Section I.

K[NO.] Campaign Pricing (Inclusive rates, except as provided for in Section 4 of the MDA) (Expressed in US dollars assuming a $/ € rate of [***], actual pricing subject to currency adjustments as provided in the MDA.)

Fees:
Materials	$		***
Manufacturing	$
Net Amount Due for Manufacturing Activities of K[NO.] Campaign	$
Other Charges/Credits:
Installations*		$0
Total Amount Due for K[NO.] Campaign	$

*	Installations include: N/A
***	Estimated cost based on a [***]. Cost of Materials will be adjusted to match the [***] quantities that will be specified in Section G, as determined by the JSC. Excess Material will be stored at Patheon’s costs and consumed during a subsequent Campaign.

I. Invoicing:

Materials: Materials, including Key Raw Materials, are to be billed as pass-through cost and will be invoiced at such time as Patheon completes the release testing of Materials which confirm that such Key Raw Materials meet specifications (except with respect to Materials to be used in replacement Products provided pursuant to the terms of the MDA, due to other Material Losses as provided in the MDA or otherwise provided for in this K[NO.] SOW). The invoice is due and payable as provided in the MDA.

Services: Except with respect to Materials or otherwise provided under this Section I, the Fees for the Services are to be invoiced upon completion of the Services.

If Patheon manufactures more than the Minimum Requirement by the end of the Agreed Production Time, no adjustment shall be made to the Fees. The Fees will be invoiced and due and payable as provided under this Section I.

If the actual quantity of TRC101 manufactured during the Agreed Production Time, is less than the Minimum Requirement, [DESCRIBE PRICING ADJUSTMENTS]

J. Applicable Law (list countries in addition to those in Section 1.2 of the MDA): N/A

K. Storage Fees (Describe any differences from Section 5.1): None.

L. Late Fees: In addition to any other rights of Tricida, at law or in equity, the following rights may arise following delays in release of TRC101 of [***] after completing the manufacture of a specific batch: Tricida may be entitled to take a discount equal to [***] of the invoiced value for such batches (based upon pro rata cost of the Manufacturing component (for an assumed __ Batches of TRC101) of the Net Amount Due for Manufacturing Activities of K[NO.] Campaign) for

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every[ [***]/TIME PERIOD] of the delayed shipment but with a maximum reduction of [***], provided, that Patheon shall not be required to pay such penalty associated with a late delivery if caused by a Force Majeure event or by other reasons not attributable to Patheon, such as for example Tricida’s breach of this SOW, the MDA[ or due to Process Issues]. For avoidance of doubt, Tricida is not entitled to claim late fees under this Section L to the extent related to any volumes above the Minimum Requirement. Patheon shall remit payment due within thirty (30) days from receipt of an undisputed invoice or Tricida may exercise its right of set-off.

M. Describe any terms that are to control over body of the MDA:

Notice: Notice provisions of Section C of this K[NO.] SOW regarding notice by e-mail or fax regarding staffing shall control.

Additional Termination Rights: The Parties agree that, in addition to any termination rights under Section 13 of the MDA, Tricida shall have additional rights of termination with respect to the K[NO.] SOW as follows: [DESCRIBE.]

N. Quality Agreement: Any references in this K[NO.] SOW to the Quality Agreement, will be deemed to be references to the Commercial Quality Agreement, as adopted for the K6 Campaign.

IN WITNESS WHEREOF, the Parties hereto have set their hands the day and year first above written.

PATHEON AUSTRIA GMBH & CO KG	TRICIDA, INC.

By:	By:

Name:	Name:

Title:	Title:

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